Exhibit 99.1

NEWS RELEASE

HECLA REPORTS 2.9 MILLION OUNCES OF SILVER AND

60,021 OUNCES OF GOLD PRODUCTION IN FIRST QUARTER 2019

FOR IMMEDIATE RELEASE

April 18, 2019

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced preliminary silver and gold production results for the first quarter of 2019.¹

HIGHLIGHTS

●	Silver production of 2.9 million ounces, and gold production of 60,021 ounces.

●	Silver equivalent production of 10.8 million ounces or gold equivalent production of 129,378 ounces.[2]

●	Lead production of 5,785 tons; zinc production of 13,943 tons.

●	Cash, cash equivalents and short-term investments of approximately $12 million at March 31, 2019.

“Silver production was higher in the quarter due to the standout performance from our most important mine, Greens Creek, with higher gold and silver grades and recoveries than the first quarter of 2018,” said Phillips S. Baker, Jr., Hecla’s President and CEO. “As we indicated with our technical report we expected higher grades at Greens Creek. The Lucky Friday also contributed with more silver production in the quarter than was achieved all of last year. San Sebastian production was about the same as last year’s fourth quarter. Quarterly gold production was higher than last year, but we expect significant production increases from Casa and the Nevada assets in the second half of the year.”

“With the recent decline in interest rates, one of our priorities over the next year is to extend the maturity of our high yield notes,” Mr. Baker added.

Greens Creek

At the Greens Creek mine, 2.2 million ounces of silver and 14,328 ounces of gold were produced. Higher silver and gold production, when compared to the first quarter of 2018, was due to higher ore grades as well as increased recoveries, partially offset by lower mill throughput. The mill operated at an average of 2,298 tons per day (tpd).

(1)	See cautionary statement regarding preliminary statements at the end of this release.
(2)	Silver and gold equivalent calculation based on average actual prices for each metal in the year as follows: $15.57 for Ag, $1,304 for Au, $0.92 for Pb, and $1.23 for Zn.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	1

Casa Berardi

At the Casa Berardi mine, 31,799 ounces of gold were produced, including 6,535,ounces from the East Mine Crown Pillar pit, with the decrease compared to the first quarter of 2018 due to lower ore tonnage, recovery and grades. Tonnage was affected by the December 2018 replacement of the crusher with a higher-capacity crusher.  Subsequent sizing issues required planned adjustments in the first quarter to a number of mill components, which impacted the throughput.  With the excess mined material in stockpile, the ounces should be recovered during the rest of the year.  Recoveries were impacted principally by the loss of a CIL tank drivetrain, and a new drivetrain is expected to be installed by early May. Mined grades underground were 9 percent higher than projected. The mill operated at an average of 3,664 tpd.

San Sebastian

At the San Sebastian mine, 0.4 million ounces of silver and 3,530 ounces of gold were produced with the decrease due to the expected lower grades. The mill operated at an average of 494 tpd.

A review of sulfide ore continues, including a bulk sample to test the capabilities of the third-party plant and the suitability of long-hole stoping for the ore body, with results expected by the fourth quarter of 2019.

Nevada Operations

At the Nevada operations, 10,364 ounces of gold and 67,438 ounces of silver were produced. During the quarter, the focus continued on establishing a robust development program in a variety of ground conditions at Fire Creek and Hollister, rather than on production which is expected to be second half-weighted this year. A minor amendment to the water discharge permit for Fire Creek is expected in the second quarter which should enable a higher discharge rate. In addition, changes to the carbon circuit of the Midas mill are expected to improve recoveries. Ore was processed at an average of 460 tpd (combined Midas and Aurora mills).

Lucky Friday

At the Lucky Friday mine, 173,627 ounces of silver were produced, a 74% increase over Q1 2018. As a result of the ongoing strike by unionized employees, there was limited production and capital improvements, performed by salaried staff, and limited shipments of concentrate in the first quarter.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	2

PRODUCTION SUMMARY

	First Quarter Ended
	March 31, 2019	March 31, 2018	% increase (decrease)
PRODUCTION
Silver (oz)	2,923,131	2,534,095	15%
Gold (oz)	60,021	57,808	4%
Lead (tons)[1]	5,785	5,627	3%
Zinc (tons)	13,943	15,211	(8%)
Greens Creek – Silver (oz)	2,232,747	1,913,232	17%
Greens Creek – Gold (oz)	14,328	13,118	9%
Lucky Friday – Silver (oz)[1]	173,627	99,780	74%
San Sebastian – Silver (oz)	441,079	512,192	(14%)
San Sebastian – Gold (oz)	3,530	4,513	(22%)
Casa Berardi – Gold (oz)[2]	31,799	40,177	(21%)
Nevada Operations – Silver (oz) [3]	67,438	N/A	N/A
Nevada Operations – Gold (oz) [3]	10,364	N/A	N/A

(1)	Union workers at Lucky Friday have been on strike since March 13, 2017. Limited production being carried out by salaried staff.
(2)	Casa Berardi also produced 8,240 ounces of silver in the first quarter 2019 compared to 8,891 ounces of silver for first quarter of 2018.
(3)	The Nevada operations were acquired on July 20, 2018.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	3

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements Regarding Preliminary Results

All measures of the Company's first quarter 2019 operating and financial results contained in this news release, including cash, cash equivalents and short-term investments, are preliminary and reflect the Company’s expected results as of the date of this news release. Actual reported first quarter 2019 results are subject to management's final review as well as review by the Company's independent registered public accounting firm and may vary significantly from those expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Cautionary Statements Regarding Forward Looking Statements

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements or forward-looking information include statements or information regarding estimates of silver production for the first quarter of 2019 on a consolidated basis and at each of the Greens Creek, Lucky Friday and San Sebastian mines, and first quarter of 2019 gold production at Casa Berardi and Nevada operations, as well as year-end cash position. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company's Form 10K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mike Westerlund

Vice President – Investor Relations

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	4